Exhibit 99.1

DELMAR PHARMACEUTICALS ANNOUNCES PROPOSED PUBLIC OFFERING OF
COMMON STOCK AND WARRANTS

VANCOUVER, British Columbia and MENLO PARK, Calif., April 12, 2017 / -- DelMar Pharmaceuticals, Inc. (NASDAQ: DMPI) (“DelMar” or the “Company”), a biopharmaceutical company focused on the development and commercialization of new cancer therapies, today announced a proposed registered public offering of its common stock and warrants to purchase common stock. The offering is subject to market and other conditions, and there can be no assurance as to whether or when the offering may be completed, or as to the actual size or terms of the offering.

Rodman & Renshaw, a unit of H.C. Wainwright & Co., is acting as exclusive placement agent for the offering.

DelMar intends to use the net proceeds from the offering, if completed, for general corporate purposes, which may include working capital, capital expenditures, research and development and other commercial expenditures.

The shares and warrants are being offered pursuant to an effective shelf registration statement on Form S-3, as amended (File No. 333-213601), that was previously filed with the Securities and Exchange Commission (“SEC”) and declared effective on September 27, 2016. The securities may be offered only by means of a prospectus. A preliminary prospectus supplement relating to and describing the terms of the offering has been filed with the SEC and is available on the SEC’s website at www.sec.gov and may also be obtained from Rodman & Renshaw, a unit of H.C. Wainwright & Co., by calling (212) 856-5707 or emailing placements@hcwco.com.

This press release shall not constitute an offer to sell, or the solicitation of an offer to buy, nor may there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About DelMar Pharmaceuticals, Inc.

DelMar was founded to develop and commercialize new cancer therapies in indications where patients are failing or have become intolerable to modern targeted or biologic treatments. DelMar's VAL-083 is currently undergoing clinical trials in the U.S. as a potential new therapy for Glioblastoma Multiforme (GBM). VAL-083 has been extensively studied by the U.S. National Cancer Institutes, and is currently approved for the treatment of chronic myelogenous leukemia and lung cancer in China. Published pre-clinical and clinical data suggest that VAL-083 may be active against a range of tumor types via a novel mechanism of action that could provide improved treatment options for patients.

For further information, please visit http://delmarpharma.com/; or contact DelMar Pharmaceuticals Investor Relations: ir@delmarpharma.com / (604) 629-5989. Connect with the Company on Twitter, LinkedIn, Facebook, and Google+. Investor Relations Counsel: Amato & Partners LLC.

Safe Harbor Statement

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein are based on current expectations, but are subject to a number of risks and uncertainties. The factors that could cause actual future results to differ materially from current expectations include, but are not limited to, risks and uncertainties relating to the Company's ability to develop, market and sell products based on its technology; the expected benefits and efficacy of the Company's products and technology; the availability of substantial additional funding for the Company to continue its operations and to conduct research and development, clinical studies and future product commercialization; and, the Company's business, research, product development, regulatory approval, marketing and distribution plans and strategies. These and other factors are identified and described in more detail in our filings with the SEC, including, our current reports on Form 8-K.

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